Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-240287) pertaining to the registration of Common Stock, Preferred Stock, Warrants, Units and Debt Securities of Dynatrace, Inc., and
(2)Registration Statements (Form S-8 Nos. 333-232950, 333-238732, 333-256661 and 333-265239) pertaining to the 2019 Equity Incentive Plan (as amended) and the 2019 Employee Stock Purchase Plan of Dynatrace, Inc.
of our reports dated May 25, 2023, with respect to the consolidated financial statements of Dynatrace, Inc. and the effectiveness of internal control over financial reporting of Dynatrace, Inc. included in this Annual Report (Form 10-K) of Dynatrace, Inc. for the year ended March 31, 2023.

/s/ Ernst & Young LLP

Detroit, Michigan
May 25, 2023